Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Neil Berkman, Investor Relations, 310-826-5051, nberkman@berkmanassoc.com

Larry Gerdes, CEO, 678-808-0600, larry.gerdes@trcr.com

Lance Cornell, CFO, 678-808-0600, lance.cornell@trcr.com

July 29, 2009

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS 42% REVENUE GROWTH AND DILUTED EARNINGS PER SHARE OF $.20

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), the third largest provider of medical transcription services to the U.S. healthcare market, today announced its unaudited results for the second quarter and six months ended June 30, 2009.

Results for the Second Quarter of 2009

Revenue for the second quarter of 2009 increased 42% to $16,966,000 compared to $11,973,000 for the second quarter of 2008. Net income increased 22% to $1,756,000 or $.20 per diluted share in the second quarter of 2009 compared to $1,435,000 or $.16 per diluted share in the second quarter of 2008.

On a pro-forma basis, if the January 1, 2009 acquisition of DeVenture Global Partners, Inc. (“DeVenture”) and April 1, 2009 acquisition of Transcription Relief Services, Inc. (“TRS”) had each been completed on April 1, 2008, second quarter 2009 revenue would have increased 17%. The two acquisitions were accretive to diluted earnings per share by approximately $.03 in the second quarter including one-time acquisition-related transaction costs of $118,000.

Gross profit for the second quarter of 2009 increased 39% to $6,115,000, or 36% of revenue, in the second quarter of 2009 compared to $4,403,000, or 37% of revenue, in the second quarter of 2008. The percentage of total revenue that was processed on the Company’s BeyondTXT transcription workflow platform in the second quarter of 2009 was 55%, which was down from 64% in the same period of 2008 due to the addition of revenue on other platforms from the two acquisitions. The percentage of the Company’s BeyondTXT volume that was edited using speech recognition technology increased to 61% of BeyondTXT volume in the second quarter of 2009 compared to 47% in the second quarter of 2008. The percentage of total company volume processed offshore was 19% in the second quarter of 2009 compared to 20% in the second quarter of 2008.

Operating expenses, consisting of sales and marketing, research and development, general and administrative, and depreciation and amortization expenses, increased 50% to $3,293,000, or 19% of revenue in the second quarter of 2009, compared to $2,202,000, or 18% of revenue in the second quarter of 2008. Of the $1,091,000 increase, $544,000 relates to growth in Transcend’s business, $429,000 relates to operating expenses of the two acquired companies (excluding corporate overhead allocations), and $118,000 relates to one-time acquisition costs.

Operating income increased 28% to $2,822,000, or 17% of revenue, in the second quarter of 2009, compared to $2,201,000, or 18% of revenue, in the second quarter of 2008. EBITDA1 increased 30% to $3,131,000, or 18% of revenue, in the second quarter of 2009, compared to $2,402,000, or 20% of revenue, in the second quarter of 2008.

The Company’s effective tax rate was 37% for the second quarter of 2009 compared to 35% for the second quarter of 2008. During the second quarter, the company utilized all of its remaining federal net operating loss carryforwards.

Transcend ended the second quarter of 2009 with $7,807,000 of cash and cash equivalents on hand even after using $4,564,000 of cash in the second quarter to acquire businesses. The Company had 40 days of sales outstanding in accounts receivable as of June 30, 2009.

Results for the First Half of 2009

For the six months ended June 30, revenue increased 35% to $31,896,000. The gross profit margin was 36% for the six months ended June 30, 2009 compared to 36% for the same period in 2008. Net income increased 19% to $3,334,000 for the first half of 2009 compared to $2,795,000 for the same period in 2008. Diluted earnings per share for the six months ended June 30, 2009 was $.38 compared to $.31 for the same period in 2008.

Operations Review and Outlook

“We were extremely pleased with our second quarter results,” stated Larry Gerdes, President and Chief Executive Officer. “We continued to execute well against our business plan and made substantial progress on the integration of our April 2009 acquisition of TRS. In addition, the integration of the January 2009 acquisition of DeVenture is nearing completion. We have achieved an annual revenue run rate of over $67 million which should generate over $12 million in annual EBITDA at current profitability levels.”

“We closed sales to new customers in the second quarter which we estimate will generate between $2.6 million and $3.2 million of annual revenue once fully implemented,” stated Leo Cooper, Executive Vice President of Sales and Marketing. “Approximately 55% of this new business will be implemented on our BeyondTXT transcription workflow platform and 45% on other platforms licensed by the customers. We are pleased to report that we have not seen any slowdown in the demand for our services due either to the economy or potential healthcare changes legislated by Washington. Competition and pricing pressure is intense, but we continue to leverage our strong reputation in the industry for providing the best service at a reasonable price to grow our business.”

“Our operational focus continues to be to provide excellent service to our customers all day, every day,” stated Sue McGrogan, Chief Operating Officer. “During the second quarter, we improved our already strong report turnaround time results and designed a new quality assurance process which exceeds industry standards. We have had some customer attrition recently. Three customers left during the second quarter due to one corporate decision and we project that two or three more may leave during the second half of the year. This would result in a 2009 retention rate of roughly 92%. We’ve said that the 98% retention rate we’ve enjoyed recently wasn’t sustainable forever, but we hate to see any attrition at all. Our goal is to achieve a long-term retention rate of 95% or better. We have invested significant time in developing our management team as we grow, particularly those who have recently joined us from DeVenture and TRS. We are confident that we have implemented an operating model that is scalable and highly responsive to the needs of our customers. We are very pleased with the increase in the percentage of our BeyondTXT volume that was edited using speech recognition technology to 61% from 53% in the first quarter of 2009. Our goal was to reach the 60% threshold and we have now surpassed that mark.”

“Our cash position at the end of the second quarter remains strong even after funding two acquisitions this year without issuing any of our stock or incurring any bank debt,” reported Lance Cornell, Chief Financial Officer. “The TRS integration has gone very well although certain customer retention risks that we identified during due diligence came to fruition after completing the acquisition. We structured the TRS transaction with an upfront purchase price of $4.5 million combined with a potential earn-out of up to $3 million based on revenue and sales in the fourth quarter of 2009 to allow for potential customer attrition. The current TRS customer base is stable at an annual revenue rate of approximately $6.5 million and customer satisfaction is high. When projecting Transcend’s total revenue from new sales plus revenue from existing customers net of any customer attrition, we believe we can achieve an organic growth rate of approximately 15%. Looking forward, we have an active acquisition pipeline and continue to focus on acquiring well run, profitable transcription companies with at least $5 million of revenue.”

Larry Gerdes concluded: “I am very proud of our team for delivering excellent customer service and financial results during a time of rapid growth. Our success was recently recognized in two ways. In July, Transcend was added to the Russell 2000 Index and as we reported in a recent press release, we were ranked by Fortune Small Business as the 7th best performing public company with under $200 million in revenue based on our revenue growth and return to shareholders for the last three years. I want to thank our employees for making Transcend so successful and our shareholders for their continued support.”

[1]

EBITDA, which is earnings before interest, taxes, depreciation and amortization, is a non-GAAP measure of financial performance which management believes is useful to investors. EBITDA of $3,131,000 for the second quarter of 2009 was calculated by taking operating income of $2,822,000 and adding back $309,000 of depreciation and amortization expense. EBITDA of $2,402,000 for the second quarter of 2008 was calculated by taking operating income of $2,201,000 and adding back $201,000 of depreciation and amortization expense.

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on July 29, 2009 at 11:00 a.m. ET. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 16180553 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 16180553 from two hours after the completion time of the conference call until midnight on August 5, 2009.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company's wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company's products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and rounded to the nearest thousand, except earnings per share)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenue	$16,966,000	$11,973,000	$31,896,000	$23,702,000
Direct costs	10,851,000	7,570,000	20,438,000	15,145,000

Gross profit	6,115,000	4,403,000	11,458,000	8,557,000

Operating expenses:
Sales and marketing	446,000	301,000	853,000	489,000
Research and development	364,000	266,000	733,000	533,000
General and administrative	2,174,000	1,434,000	3,940,000	2,771,000
Depreciation and amortization	309,000	201,000	564,000	397,000

Total operating expenses	3,293,000	2,202,000	6,090,000	4,190,000

Operating income	2,822,000	2,201,000	5,368,000	4,367,000
Interest and other expense, net	30,000	9,000	61,000	16,000

Income before income taxes	2,792,000	2,192,000	5,307,000	4,351,000
Income taxes	1,036,000	757,000	1,973,000	1,556,000

Net income	$1,756,000	$1,435,000	$3,334,000	$2,795,000

Basic earnings per share:
Net earnings per share	$0.21	$0.17	$0.39	$0.33

Weighted average shares outstanding	8,483,000	8,451,000	8,476,000	8,448,000

Diluted earnings per share:
Net earnings per share	$0.20	$0.16	$0.38	$0.31

Weighted average shares outstanding	8,874,000	8,938,000	8,831,000	8,933,000

TRANSCEND SERVICES, INC.

BALANCE SHEETS

(Rounded to the nearest thousand)

	June 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,807,000	$12,282,000
Accounts receivable, net of allowance for doubtful accounts of $113,000 and $99,000 at June 30, 2009 and December 31, 2008, respectively	7,427,000	5,929,000
Deferred income tax, net	163,000	288,000
Prepaid income tax	848,000	—
Prepaid expenses and other current assets	352,000	332,000

Total current assets	16,597,000	18,831,000

Property and equipment, net	1,725,000	1,684,000
Intangible assets, net	12,971,000	4,982,000
Deferred income tax, net	157,000	519,000
Other assets	72,000	79,000

Total assets	$31,522,000	$26,095,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,178,000	$981,000
Accrued compensation and benefits	2,086,000	1,704,000
Revolving promissory note	2,000	4,000
Promissory notes payable	477,000	477,000
Other accrued liabilities	869,000	672,000

Total current liabilities	4,612,000	3,838,000
Long term liabilities:
Promissory notes payable	—	238,000
Other liabilities	157,000	169,000

Total long term liabilities	157,000	407,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at June 30, 2009 and December 31, 2008	—	—
Common stock, $0.05 par value; 15,000,000 shares authorized at June 30, 2009 and December 31, 2008; 8,485,000 and 8,451,000 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	425,000	423,000
Additional paid-in capital	32,006,000	30,439,000
Retained deficit	(5,678,000)	(9,012,000)

Total stockholders’ equity	26,753,000	21,850,000

Total liabilities and stockholders’ equity	$31,522,000	$26,095,000